Exhibit 23.1

Consent of Independent Auditors
The Board of Directors
Invesco Ltd.:

We consent to the incorporation by reference in the registration statements S-3 (No. 333-226836) and Form S-8 (Nos. 333-162864; 333-103609; 333-98037; 333-150970; 333-166919; 333-174584; 333-181536; 333-212037; 333-231454; and 333-231453) of Invesco Ltd. of our report dated June 27, 2019, with respect to the consolidated balance sheets of Oppenheimer Acquisition Corporation as of December 31, 2018 and 2017, the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the Form 8-K/A of Invesco Ltd. dated June 27, 2019.

Our report dated June 27, 2019, includes an explanatory paragraph related to the Company's change in method of accounting for revenue from contracts with customers in 2018 due to the adoption of ASC Topic 606, Revenue Recognition -- Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado
June 27, 2019